Exhibit 10.1

1700 South Patterson Boulevard

Dayton, OH 45479

July 29, 2005

Mr. William R. Nuti

Dear Bill:

Upon execution by you, this letter will constitute your agreement (this “Agreement”) with NCR Corporation (“NCR” or the “Company”) regarding your service as the President and Chief Executive Officer (“CEO”) of the Company during the period from and after August 7, 2005 (or as soon as practicable thereafter) (the “Start Date”). The period of your employment with the Company is referred to herein as the “Engagement.”

Nature of the Engagement – During the Engagement, you will have the normal duties, responsibilities and authority attendant to the position of President and CEO of the Company, subject to the power of NCR’s Board of Directors (the “Board”) to expand or limit such duties, responsibilities and authority from time to time, but in all events you shall have the duties, responsibilities and authority commensurate with the position of a CEO of a public entity of similar capitalization from time to time. The Company will appoint you to serve as a member of the Board, and you agree to serve as a member of the Board for no additional compensation.

Annual Base Salary – As of the Start Date, you will be paid an annual base salary of $1,000,000. Your base salary will be reviewed by the Compensation and Human Resource Committee of the Board (the “Compensation Committee”) from time to time for increase, but not decrease. Your base salary will be paid in accordance with the Company’s usual payroll practices, and, if you elect, your paycheck will be automatically deposited in your bank account via our convenient Easipay plan.

Incentive Awards – You will be eligible to participate in the Management Incentive Plan for Executive Officers (“MIP”), which provides year-end incentive awards based on the success of NCR in meeting annual performance objectives. Your targeted incentive opportunity is 100% of your annual base salary ($1,000,000) (the “Target MIP”), and can range from 0% if the target objective is not met to a maximum award of 200% ($2,000,000) of your annual base salary. For calendar year 2005, your MIP award will be a guaranteed minimum of $500,000 (subject to upward adjustment at the discretion of the Board).

Stock Options – Effective as of the Start Date, the Company will grant you nonqualified options to purchase 650,000 shares of NCR common stock (the “Options”).

The Options will be subject to the existing standard terms and conditions determined by the Committee, and will include substantially identical restrictive covenants and penalty criteria as set forth in this Agreement, a ten-year term, and will vest as follows (except as described below):

(i) 250,000 of the Options (the “Incentive Options”) will vest in 25% increments on each of the first four anniversaries of the Start Date, subject to your continued employment with the Company on each such anniversary date, and

(ii) 400,000 of the Options (the “Performance Options”) have the potential to fully vest on December 31, 2008, subject to your continued employment with the Company on such date, and subject to the achievement of the performance goals set forth on Schedule A to this Agreement (the “Performance Goals”) over the 12 quarterly financial reporting periods beginning January 1, 2006 and ending December 31, 2008 (the “Performance Period”).

The Incentive Options shall fully vest and shall immediately become exercisable upon termination of your employment (i) due to your death or Permanent Disability (as defined below), (ii) by the Company without “Cause” (as defined in the CIC Plan) (and no provision in any equity grant or benefit program with regard to misconduct shall apply except to the extent “Cause” exists under this Agreement), (iii) by you for “Good Reason” (as defined below), or (iv) due to the failure of a successor to the Company to assume or replace the Incentive Options with equivalent value new stock options upon a Change in Control (as defined in the CIC Plan).

As indicated above, the Performance Options shall vest based on the extent to which the Performance Goals are met as of the end of the Performance Period, as follows (for purposes of clarity, the “Number of Performance Options Vested” below shall not be construed to be additive, and is set forth on a cumulative basis):

Level of Achievement of Performance Goal	Percentage of Performance Options Vested	Number of Performance Options Vested
Below Threshold	0%	0
Threshold	50%	200,000
Target I	75%	300,000
Target II	100%	400,000

On a Change in Control (as defined in the CIC Plan), you shall be treated with regard to the Performance Options in the manner provided in the CIC Plan, but no less favorably than as provided therein as of the Start Date.

Once vested, the Options will be exercisable over the full ten-year term (subject to the termination provisions set forth in the terms and conditions of the Option grant); provided, however, that upon your termination of employment other than for Cause, your vested Options will remain exercisable for the lesser of (i) one year following your termination of employment or (ii) the remainder of the term of such Options.

The grant price of the Options will be equal to the fair market value of NCR common stock on the Start Date.

Salomon Smith Barney (“SSB”) is the record-keeper for NCR’s option plan, which is administered electronically. Your stock option agreement and a record of the Options will be maintained on the SSB website. You will need to accept the stock option agreement on-line before you can exercise the Options.

You agree to execute the Company’s standard form of stock option agreement with respect to the Options (the “Stock Option Agreements”), subject, however, to conforming the definitions of “cause” and “good reason” in the Stock Option Agreement with respect to the Incentive Options to the definitions hereunder and as otherwise provided herein.

Restricted Stock – Effective as of the Start Date, the Company will grant you 85,000 shares of restricted stock (the “Restricted Stock”). The Restricted Stock shall vest and any restrictions thereon shall lapse in 25% increments on each of the first four anniversaries of the Start Date; provided, however, that any unvested Restricted Stock shall fully vest and any restrictions thereon shall lapse upon termination of your employment (i) due to your death or Permanent Disability (as defined below), (ii) by the Company without “Cause” (as defined in the CIC Plan), (iii) by you for “Good Reason” (as defined below) or (iv) due to the failure of a successor to the Company to assume or replace the Restricted Stock with equivalent value new Restricted Stock upon a Change in Control (as defined below).

You agree to execute the Company’s standard form of restricted stock agreement with respect to the Restricted Stock (the “Restricted Stock Agreement”), subject, however, to conforming the definitions of “cause” and “good reason” in the Restricted Stock Agreement to the definitions hereunder and which Restricted Stock Agreement will include substantially identical restrictive covenants and penalty criteria as set forth in this Agreement.

Future Equity Awards – Subject to the provisions of this Agreement, you shall receive an additional equity award in February 2006 which is expected to have a minimum Black Scholes value of $2.5 million (the “Future Equity Award”), subject to your continued employment with the Company as of the grant date of the Future Equity Award. The Future Equity Award will be granted to you in conjunction with the Company’s normal annual grant process and will be based on an analysis of competitive data. The form and mix of the Future Equity Award will mirror the incentive structure for all senior officers of the Company and will likely include a mix of equity similar to the Restricted Stock, Incentive Options and Performance Options.

NCR Benefits – You will be entitled to participate in normal Company-provided benefits and perquisites at the level at least equal to other senior executive officers of the Company. As of the Start Date, you are automatically eligible for the Company’s core U.S. benefit coverage for yourself and your family, including Health Care Coverage (Cigna PPO Plan), Dental Care Coverage (Cigna Dental PPO Plan), Short-Term and Long-Term Disability Coverage, Life Insurance Coverage,

and Accidental Death and Dismemberment Insurance Coverage. Additionally, you will be eligible to participate in the NCR Savings Plan (401(k)) and the NCR Employee Stock Purchase Plan. Information about each program will be provided. You may choose to waive participation in any of these plans.

Relocation – You will relocate to the Dayton, Ohio area as soon as practicable after the Start Date and in any event by no later than August 1, 2006. In connection with such relocation, the Company will reimburse you for all of the normal and customary relocation expenses you incur in accordance with the Company’s standard relocation policy in which you will participate. If you and your family do not relocate to the Dayton, Ohio area by August 1, 2006, this will constitute a material breach by you of the Agreement, and will be considered “Cause” for the Company to terminate your employment hereunder. Alternatively, the Company will have the option to retain your services under this Agreement, but the next applicable tranche of Restricted Stock granted to you hereunder that would have otherwise vested shall not vest and shall be forfeited to the Company. As part of your relocation expenses, the Company shall (i) pay or reimburse you for all your commuting to and from the Dayton, Ohio area on the Company airplane (provided, however, that this will not include more than one round-trip per week) and (ii) shall provide you with a $5,000 monthly allowance for your living expenses in the Dayton, Ohio area from the Start Date to the earlier of August 1, 2006 or your relocation to the Dayton, Ohio area (the “Relocation Period”) and any amounts pursuant to (i) or (ii) shall be fully grossed-up such that you will have no after tax cost.

Travel Expenses and Benefits – During the Engagement, NCR will permit you to use the corporate aircraft for business travel and for travel between any of your residences and the Company’s offices in Dayton, Ohio, and elsewhere as desirable. During the Relocation Period, use of the aircraft shall be covered by the prior paragraph. After the Relocation Period, you shall be permitted to use the Company’s aircraft for limited additional travel for personal use (including for security reasons) on an availability basis; provided, however, that the taxable imputed income to you attributed to such use in any calendar year, using the SIFL rates approved by the Internal Revenue Service, shall not exceed $35,000 (or such higher amount as approved by the Committee), without the prior approval of the Committee; and further provided, however, that the foregoing shall be pro-rated for calendar year 2006 after the end of the Relocation Period. The Company shall provide you a sufficient “gross-up” payment to cover all federal and Ohio state income taxes on your personal use of the corporate aircraft, payable by the Company upon notice of the payment and amount due, no later than the day such taxes are due.

Other Business Expenses – As a general matter, the Company will reimburse you for all reasonable expenses that you incur in the course of performing your duties under this Agreement that are consistent with the Company’s policies with respect to travel, entertainment and other business expenses. Reimbursement shall be subject to the Company’s customary requirements imposed upon executive level employees, with respect to reporting and documentation of such expenses.

Vacation – You will be eligible for five weeks of paid vacation during each calendar year of the Engagement (pro-rated for 2005 based on the Start Date).

Change in Control – You will be entitled to participate in the CIC Plan effective as of the Start Date.

Severance – In the event of a Company initiated termination of your employment other than for “Cause” (as defined in the CIC Plan), or a voluntary termination for “Good Reason” (as defined below) you will receive cash severance payments totaling (x) one and one half (1.5) times your annual base salary and Target MIP (the “Severance Benefit”), payable in equal monthly installments, the number of which will be determined so that you receive the full Severance Benefit no later than two and one-half months after the start of the calendar year following the calendar year during which your termination of employment occurs, and (y) a pro-rated MIP, based on the achievement of applicable performance targets pursuant to the MIP for the year of your termination, and based on the number of days you are employed during the year of the termination of employment, payable when the MIP is otherwise payable by the Company, but in no event later than two and one-half months after the start of the calendar year following the calendar year during which your termination of employment occurs; provided, that you execute a release of claims substantially in the form attached as Schedule C hereto, with such changes as are necessary or appropriate to account for changes in law or regulation. In addition, during the 18-month period following your termination of employment other than for “Cause” or for “Good Reason” (if you are not otherwise employed during such period and covered under the group medical plan provided to employees of such subsequent employer), the Company agrees, if you so elect, that the Company will continue your (including your dependents) medical benefits under COBRA, to the same extent as during your employment, with your COBRA premiums paid by the Company.

The Company agrees to cooperate with you to amend this Agreement to the extent you deem necessary to avoid imposition of any additional tax under Section 409A of the Internal Revenue Code (and any Department of Treasury regulations promulgated thereunder), but only to the extent such amendment would not have a more than de minimis adverse effect on the Company.

Non-Competition – By signing this Agreement, you agree that during your employment with NCR and for an eighteen (18) month period after termination of employment for any reason (the “Restricted Period”), you will not yourself or through others, without the prior written consent of the Board, render services directly or indirectly to any Competing Organization involving the development, manufacture, marketing, advertising or services of any product, process, system or service of NCR’s during the last three years of your NCR employment.

For purposes of this Agreement, “Competing Organization” means any organization listed on Schedule B, as reasonably amended from time to time by the Compensation Committee, in consultation with you, as well as any subsidiaries of such companies that become stand-alone companies as a result of a spin-off, IPO or similar restructuring transaction after the date of the last update to Schedule B. The list of Competing Organizations on Schedule B hereto may be amended from time to time by the Compensation Committee by written notice to you, provided that (i) the number of companies shall not increase, (ii) any companies shall be from among those entities treated as “Competing Organizations” on the annual list prepared jointly by you and the Compensation Committee pursuant to the Company’s policies and (iii) the list of Competing Organizations shall not be changed in contemplation of your accepting an offer to join any company.

Non-Solicitation/Non-Hire – By signing this Agreement, you agree that during the Restricted Period, you will not yourself or through others, without the prior written consent of the Board (i) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of NCR or its associated companies to terminate their employment with or otherwise cease their relationship with NCR or its associated companies (provided that you may serve as reference upon request with regard to a company with which you are not affiliated and this provision shall not be violated by general advertising not specifically targeted at employees of the Company), or (ii) canvass or solicit business of the same nature that NCR or its associated companies is selling or providing to any firm or company as of the date of your termination of employment with or from such particular firm or company.

Confidentiality and Non-Disclosure – You agree that during the term of your employment with the Company and thereafter, you will not, except as you deem necessary in good faith discretion to perform your duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or generally known in the industry and that was learned by you in the course of your employment by the Company, including (without limitation) (i) any proprietary knowledge, trade secrets, ideas, processes, formulas, cell lines, sequences, developments, designs, assays and techniques, data, formulae, and client and customer lists and all papers, resumes, records (including computer records), (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, (iii) information regarding the skills and compensation of other employees of Company and (iv) the documents containing such Confidential Information; provided, however, that any provision in any grant or agreement that limits confidential disclosure shall not apply to the extent such information is publicly filed with the Securities and Exchange Commission (the “SEC”). Your rolodex and similar address books shall not be deemed Confidential Information if and to the extent they contain only the names and contact information you have personally used while employed (or acquired prior to employment hereunder) and no other information that would otherwise be Confidential Information. You acknowledge that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the termination of your employment for any reason whatsoever, you shall promptly deliver to the Company all documents, slides, computer tapes and disks (and all copies thereof) containing any Confidential Information.

Breach of Restrictive Covenants – You acknowledge and agree that the time, territory and scope of the post-employment restrictive covenants in this Agreement (the non-competition, non-solicitation, non-hire, confidentiality and non-disclosure covenants are hereby collectively referred to as the “Restrictive Covenants”) are reasonable and necessary for protection of the Company’s legitimate business interests, and you agree not to challenge the reasonableness of such restrictions. You acknowledge that you have been represented by counsel in this matter, and have had a full and fair opportunity to consider these restrictions prior to your execution of this Agreement. You further acknowledge and agree that you have received sufficient and valuable consideration in exchange for your agreement to the Restrictive Covenants, including but not limited to your salary, equity awards and benefits under this Agreement, the possibility of

“Severance” under this Agreement and all other consideration provided to you under this Agreement. Accordingly, if you materially breach any of the Restrictive Covenants, NCR will be released from all obligations it may have under this Agreement to provide you with “Severance.”

You further acknowledge and agree that if you breach the Restrictive Covenants, NCR will sustain irreparable injury and may not have an adequate remedy at law. As a result, you agree that in the event of your breach of any of the Restrictive Covenants, NCR may, in addition to its other remedies, bring an action or actions for injunction, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.

Arbitration – Any controversy or claim related in any way to this Agreement (including, but not limited to, any claim of fraud or misrepresentation or any claim with regard to the CIC Plan), shall be resolved by arbitration on a de novo standard pursuant to this paragraph and the then current rules of the American Arbitration Association. The arbitration shall be held in Dayton, Ohio, before an arbitrator who is an attorney knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorneys’ fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association; provided, however, that if you are the prevailing party, you shall be entitled to reimbursement for reasonable attorneys’ fees and expenses and arbitration expenses incurred in connection with the dispute. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph.

Legal Expenses – The Company will pay up to $25,000 for the reasonable legal advice expenses you incur in connection with the completion of this Agreement.

Defined Terms – For purposes of this Agreement, “Good Reason” shall be defined as defined in the CIC Plan, but shall also include (i) a diminution in your job title (other than temporarily while you are incapacitated); (ii) a material diminution or adverse change (other than temporarily while you are incapacitated) in your position, office or duties (including your removal from or non-re-election to the Board); or (iii) a material breach of this Agreement by the Company, which remains uncured, if curable, after more than ten (10) days after your providing written notice of such breach to the Company.

For purposes of this Agreement, “Permanent Disability” shall mean your absence from your duties with the Company on a full-time basis for 120 consecutive business days or 180 business days in any 12-month period as a result of your incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and which physician is acceptable to you or your legal representative.

Miscellaneous – This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you other than by will or the laws of descent and distribution.

You may designate one or more beneficiaries to whom any payments earned by and due to you will be made in the event of your death by completing such form as the Board or one of its committees authorizes for that purpose. In the absence of any such designation, any such payments will be made to your estate or personal representative. This Agreement shall inure to the benefit of and be enforceable by your legal representatives, and shall inure to the benefit of and be binding upon the Company and its successors; provided, however, that the Company may only assign this Agreement to an acquirer of all or substantially all of its assets and any such acquirer shall be required to deliver to you an assumption in writing of the Company’s obligations hereunder. This Agreement may be amended, modified or changed only by a written instrument executed by you and the Company.

You hereby represent and warrant to the Company that you are not party to any contract, understanding, agreement or policy, whether or not written, with any previous employer or otherwise, that would be breached by your entering into, or performing services under, this Agreement, or, if you are a party to such a contract, understanding, agreement or policy, you shall have obtained a written acknowledgement from your previous employer (or such other party or parties) such that your performance of services under this Agreement shall not be impeded in any manner (other than confidentiality, nonsolicitation and noninterference restrictions all as provided in your employment agreement with your prior employer), or otherwise be subject to any claim, action or litigation by your previous employer (or any other party or parties).

The Company hereby represents and warrants to you that the Company’s financial statements for 2003, 2004 and the quarters ending March 31 and June 30, 2005 that have been or, with regard to the June 30, 2005, quarter will be filed with the SEC are accurate in all material respects.

No provision of any restrictive covenant in any grant or other plan shall be any broader than those set forth in this Agreement.

Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable hereunder, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

This Agreement reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This Agreement is not an employment contract, and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term. The employment relationship at NCR is by mutual consent (employment-at-will), and the Board or you may discontinue your employment with or without cause at any time and for any reason or no reason.

Bill, if you will please countersign a copy of this letter agreement, it will constitute the terms of your service as President and CEO of the Company upon the terms and conditions described above.

Sincerely,

/s/ Linda Fayne Levinson
Linda Fayne Levinson
Chair, NCR Compensation and Human Resource Committee
Agreed and accepted this 29 day of July, 2005.

/s/ William R. Nuti
William R. Nuti

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